Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Actua Corporation (formerly ICG Group, Inc.) on Form S-8 (Nos. 333-34736, 333-76870, 333-76872, 333-126808 and 333-160252) and Form S-4 (No. 333-162448) of our report dated June 13, 2014 except for Note A[3], Note G and Note O as to which date is January 20, 2015, on our audit of the consolidated financial statements of Folio Dynamics, Inc. and subsidiaries as of December 31, 2013 and for the year then ended, which report was included in the Form 8-K/A filed on January 20, 2015.

/s/ EisnerAmper LLP

Iselin, New Jersey

February 19, 2015